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EXHIBIT 10.6

Consultant's Agreement


I. Parties and Purpose. This Consultant's Agreement ("Agreement') is made and entered into on this 15th day of August, 2001 between James R. Arabia ("Arabia") on the one hand, and NatureWell, Inc. ("Company") on the other hand. The purpose of this Agreement is to establish the terms by which Arabia will provide consulting services to the Company including, but not limited to, strategic planning, product development, and infrastructure building ("Services").

II. Terms. The term of this Agreement shall be from August 15, 2001 through and including September 29, 2001 ("Term of Agreement").

III. Covenants by Arabia. Arabia will perform Services for the Company throughout the term of this Agreement as required by the Company.

IV. Covenants by the Company. The Company will employ Arabia for the Term of Agreement including the terms and covenants provided below:

A. During the Term of Agreement, Arabia shall be given the time and ability to conduct adequate due diligence on the Company and to wind down certain personal and professional obligations in preparation for potentially accepting the Company's Employment Offer (defined below) as President and Chief Operating Officer for the Company. Accordingly, Arabia will not be expected to perform the Services on a full-time basis. During the Term of Agreement, Arabia will be given full and complete access to all records, employees, vendors, shareholders, associates, or any other affiliates or advisors to the Company in order to conduct his due diligence regarding the Company.

B. The Company shall pay Arabia the sum of $15,000 cash for his Services, and shall reimburse Arabia for all expenses incurred in connection with rendering services pursuant to this Agreement including, but not limited to, travel, entertainment, legal, office and secretarial expenses.

C. In connection with this Agreement, the Company has offered Arabia full-time employment with the Company as its President and Chief Operating Officer, and a seat on the Company's Board of Directors ("Employment Offer"). The Employment Offer will remain open, and my not be rescinded without penalty, until October 30, 2001. The Employment Offer includes the following provisions:

1. The Employment Offer shall be reduced to writing during the Term of Agreement and such that Arabia need only execute to the writing on or before October 30, 2001 to accept the Employment Offer.

2. The Employment Offer includes a three (3)-year evergreen term ("Evergreen Term"). Accordingly, the Evergreen Term shall commence on the date the Employment Offer is accepted by Arabia provided, however, that each day thereafter, the Evergreen Term shall be extended for one additional day such that a constant three (3) year Evergreen Term shall be in effect at all times;

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3. The Employment Offer includes a base salary of at least $225,000;

4. The Employment Offer includes an annual target bonus of at least 50% of base salary such that if Arabia meets the goals agreed to between Arabia and the Company, he will be entitled to an annual bonus of one-half of his base salary;

5. The Employment Offer includes a monthly auto allowance of at least $ 1,000;

6. The Employment Offer includes reimbursement for any premium costs Arabia may incur with respect to any health insurance plan maintained by the Company, or Arabia, in which Arabia (and his spouse and children) participates and for all other medical and dental expenses not covered by any medical or dental plan in which Arabia (and his spouse and children) participates, including, without limitation, deductibles and out of pocket expenses;

7. The Employment Offer includes the Company's agreement to timely reimburse Arabia for all of his business related travel and entertainment expenses;

8. The Employment Offer provides that Arabia may participate in all benefit plans of the Company including, but not limited to, stock option plans and retirement/pension plans;

9. The Employment Offer gives Arabia the right to terminate his employment with the Company at any time for any reason. However, if Arabia elects to terminate his employment with the Company without "Good Reason" (defined below), then Arabia forfeits the benefits of the Employment Offer, excepting any benefit in which he has become vested and excepting the benefit provided in paragraph VI.C.12. (i) below;

10. The Employment Offer provides that if Arabia terminates his employment with the Company because of salary reduction or target bonus reduction, diminution in duties or responsibilities, failure of Arabia to be re-elected to the Board of Directors, a change in control of the Company, relocation of Arabia by the Company outside of San Diego County, or any breach by the Company of the terms contained in the Employment Offer ("Good Reason"), then Arabia is entitled to all of the damages he would be afforded for the Company's breach of the employment agreement between Arabia and the Company if Arabia elects to accept the Company's Employment Offer.

11. The Employment Offer does not permit the Company to terminate Arabia's Employment except for deliberate commission by Arabia of fraud, theft or embezzlement which amounts to criminal conduct ("Good Cause"). In the event the Company terminates Arabia for other than Good Cause, Arabia is entitled to all of the damages outlined in paragraph IV.C.1O. above.

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12. The Employment Offer gives Arabia the right, vested in Arabia at the time he executes this Agreement, to purchase 6.75 million shares of its common stock (split adjusted) at a price per share equal to fifty percent (50%) of the lowest closing price for the Company's common stock between the date of August 1, 2001 and September 30, 2001, and to accept payment from Arabia for the 6.75 million shares in the form of a note (the "Note") as follows:

a. The Note shall have a maturity of no less than five (5) years.

b. The Note shall be a limited recourse note1.

c. The Note shall accrue interest, but the Note shall not require Arabia to pay current interest, at the lowest applicable published "AFR" rate.

d. The Note, plus accrued interest, shall be forgiven if Arabia remains in the continuous employ of the Company for two (2) years. The Employment Offer and Note shall provide that the Company agrees to "gross up" Arabia's compensation to the extent necessary to ensure that, after and including the "gross up", the tax consequences to Arabia for forgiveness of the Note shall be zero.

e. In the event that:

(i) the Company terminates Arabia without Good Cause, or Arabia terminates his employment without Good Reason, in less than two (2) years, then Arabia shall have one twenty-fourth (1/24) of the Note's outstanding principal, plus accrued interest thereon, forgiven for each month Arabia has been employed by the Company, and Arabia's compensation shall be "grossed up" for any and all tax consequences associated with such forgiveness. However, nothing in this paragraph shall be deemed to prevent Arabia from pursuing all other damages to which he is entitled pursuant to paragraph IV.C.10. above. Additionally, if any balance is due on the Note following the Company's termination of Arabia without Good Cause or Arabia termination of his employment without Good Reason, then Arabia shall be entitled to offset any monies due him from the Company against any outstanding balance or portion thereof of the Note.

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     1    The Note shall be limited recourse and as such Arabia shall be entitled to tender shares in proportion to the remaining balance of the Note as full payment for the Note, regardless of the value of the shares at the time of the tender, in the event the Company (i) assigns any of its assets for the benefit of its creditors, (ii) seeks voluntary bankruptcy,
     (iii) is forced into bankruptcy involuntarily, (iv) seeks a voluntary, or is the subject of an involuntary petition seeking, reorganization of the Company, arrangement composition, or readjustment of the debt of the Company, (v) the appointment of a Trustee or receiver for the Company,
     (vi) any other similar relief under any statute, law or regulation, or
     (vii) any other action or event undertaken by the Company or its creditors which has the impact of rendering the common stock of the Company effectively valueless.

(ii) the Company rescinds the Employment Offer in contravention of IV.C. above (i.e. prior to October 30, 2001), then Arabia's sole remedy shall be his right to purchase 6.75 million shares of the Company's common stock (split adjusted), on the terms outlined in this paragraph.

(iii) Arabia elects to decline the Company's Employment Offer, then Arabia will only be entitled to purchase 1.0 million shares of the Company's common stock (split adjusted) on the terms outlined in paragraphs IV.C.1-12. In the event Arabia has already purchased the 6.75 million shares of the Company's common stock (split adjusted) on the terms outlined in this paragraph at the time he declines the Company's Employment Offer, then the parties will undo the purchase transaction, at the Company's cost, such that Arabia is placed in the position he would have been in if Arabia had not purchased the 6.75 million shares at the time he declined the Company's Employment Offer, but rather only
1.0 million shares.

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D. In the absence of willful misconduct by Arabia, Arabia shall not be liable to the Company or to any officer, director, employee, shareholder, creditor, vendor, representative, or agent of the Company for any act or omission in the course of or in connection with the rendering of Services under this Agreement. Except in the case of willful misconduct by Arabia that is alleged and proved against Arabia, the Company agrees to defend, indemnify, and hold Arabia harmless from any and all claims, losses, damages, causes of action, lawsuits, or legal proceedings of any kind arising out of Arabia's rending of Services under this Agreement.

V. Miscellaneous Provisions.

A. California Law. This Agreement shall be construed in accordance with, and its validity, interpretation, performance and enforcement shall be governed by, the laws of the State of California without regard to conflicts of law principles.

B. Venue. In the event that any action, claim, lawsuit or legal proceeding of any kind is filed by Arabia or the Company, such action, claim, lawsuit, or legal proceeding shall be litigated in all respects in San Diego, California.

C. Severability. In the event that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, or to any extent, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not be affected or impaired in any way.

D. Integration. This Agreement contains the entire agreement between the parties hereto pertaining to the subject matter contained herein, and supersedes all prior and/or contemporaneous oral or written negotiations, agreements, representations, and understandings. Each party understands that this Agreement is not made with reliance upon any inducement, statement, promise, or representation other than those contained in this Agreement.

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E. Not Construed Against Drafter. Each party has collaborated with the other parties in drafting and preparing this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party.

F. Capacity. The person executing this Agreement has the capacity to represent and bind the Company to the terms of this Agreement and the terms of the Employment Offer.

G. Attorneys' Fees. The Company agrees to pay up to $7,500 towards Arabia's attorneys' fees for preparation, review, and revision of this Agreement and the written Employment Offer as set forth in paragraph C.1. above.



Signed at La Jolla, California by:

Arabia:

/s/ James R. Arabia                                           09/04/01
-------------------                                         ------------
James R. Arabia                                                 Date


NatureWell, Inc.:

/s/ Timothy J. Connor                                         09/04/01
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Timothy J. Connor                                               Date
Chief Executive Officer and President,
NatureWell, Inc.


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